EXHIBIT 99.1
MGI PHARMA ANNOUNCES SPECIFIC J CODE
ASSIGNMENT FOR DACOGEN™
MINNEAPOLIS, October 31, 2006 — MGI PHARMA, INC. (NASDAQ: MOGN), a biopharmaceutical company focused in oncology and acute care, today announced that the Centers for Medicare and Medicaid Services (CMS) have assigned a specific J-code for Dacogen™ (decitabine) for Injection. Effective January 1, 2007, code J0894 will enable providers to obtain reimbursement for Dacogen.
The Healthcare Common Procedure Coding System (HCPCS) National Panel has reviewed Dacogen’s application submitted to CMS and has decided to assign a new specific J code for use by all payers. The HCPCS National Panel is made up of members of the private insurance industry, Medicaid and Medicare.
“This specific J-code designation will allow providers to submit Dacogen claims electronically, which should reduce the administrative burden and enable more rapid reimbursement,” said Eric P. Loukas, Executive Vice President and Chief Operating Officer of MGI PHARMA. “I would like to thank our medical and reimbursement teams for their efforts, which led to this decision within six months of the Dacogen commercial launch.”
Dacogen was approved by the FDA on May 2, 2006 for the treatment of patients with myelodysplastic syndromes (MDS) including previously treated and untreated, de novo, and secondary MDS of all French-American-British (FAB) subtypes (refractory anemia, refractory anemia with ringed sideroblasts, refractory anemia with excess blasts, refractory anemia with excess blasts in transformation, and chronic myelomonocytic leukemia), and Intermediate-1, Intermediate-2, and High-Risk International Prognostic Scoring System (IPSS) groups.
Results from a phase 3 clinical trial of Dacogen demonstrated an overall response rate of 21% in Dacogen-treated patients considered evaluable for response, defined as those patients with pathologically confirmed MDS at baseline who received at least 2 cycles of treatment, compared to 0% in the supportive care arm. All patients who responded to Dacogen treatment became or remained transfusion independent during the time of the response. It is recommended that patients be treated with Dacogen for a minimum of four cycles, and treatment may continue as long as the patient continues to benefit.
Dacogen may cause fetal harm when administered to a pregnant woman. Women of childbearing potential should be advised to avoid becoming pregnant while using Dacogen. Men should be advised not to father a child while receiving treatment with Dacogen and for 2 months afterwards. The most commonly occurring adverse reactions with Dacogen include neutropenia (90%), thrombocytopenia (89%), anemia (82%), pyrexia (53%), fatigue (48%), nausea (42%), cough (40%), petechiae (39%), constipation (35%), and diarrhea (34%). Please visit www.mgipharma.com for full prescribing information.

About Dacogen
Dacogen is a hypomethylating agent that is believed to exert its antineoplastic effects by incorporation into DNA and inhibition of an enzyme called DNA methyltransferase. Methylation is a process in which methyl (CH3) groups are added to DNA, resulting in the inactivation of genes that are critical for control of cellular differentiation and proliferation. Abnormal methylation, which silences certain genes, is associated with the development of many types of tumors. Dacogen-induced hypomethylation in neoplastic cells may restore normal function to genes that are critical for the control of cellular differentiation and proliferation. In rapidly dividing cells, the cytotoxicity of Dacogen may also be attributed to the formation of covalent adducts between DNA methyltransferase and decitabine incorporated into DNA. Non-proliferating cells are relatively insensitive to Dacogen. Please visit www.mgipharma.com for full prescribing information.
About MDS
Myelodysplastic syndromes, or MDS, are a group of diseases of the bone marrow characterized by the production of poorly functioning and immature blood cells. People with MDS may experience a variety of symptoms and complications, including anemia, bleeding, infection, fatigue and weakness. Those patients with high-risk MDS may experience bone marrow failure, which may lead to death from bleeding and infection. Over time, MDS can progress to acute leukemia, or AML. The Aplastic Anemia and MDS International Foundation currently estimates that up to 30,000 new cases of MDS are diagnosed annually in the United States.
About MGI PHARMA
MGI PHARMA, INC. is a biopharmaceutical company focused in oncology and acute care that acquires, researches, develops and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) Injection, Dacogen™ (decitabine) for Injection, and Gliadel® Wafer (polifeprosan 20 with carmustine implant) in the United States. The Company directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.
This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to the ability of MGI PHARMA to successfully introduce Dacogen for Injection into the marketplace; acceptance by physicians and patients of the product; and Dacogen for Injection competing successfully with other therapies for MDS; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.
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Contact:
MGI PHARMA, INC.
Jennifer Davis
212-332-4381
IR@mgipharma.com